Exhibit 3.10

Business Number E0205372014 - 0 Filed in the Office of Secretary of State State Of Nevada Filing Number 20243766110 Filed On 1/18/2024 10:04:00 AM Number of Pages 3

I 17022134473 3 I 10 : 04 : 33 a . m . 01 - 18 - 2 0 2 4 I pg 3 of 6 - ) 17756845724 17022134473 (9 01/18/2024 10:05 AM FRANCISCO V. AGUILAR Secretary of State 401 North carson Street carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov T . C c 6 ( Profit Corporation: Certificate of Amendment 1PuRsuANT To NRs 78 . 380 & 78 . 385/78 . 390) Certificate to Accompany Restated Articles or Amended and - Restated Art s <PURSUANT ro NRS ?8 . 403) Officer's Statement PURsuANT ro NRs ao . o3o 01/17/2024 Time : 12 . 01 (must not be later than 90 days after the certificate is filed) Date : 4 . Effective Date and ime: (Optional) Changes to takes the folkMring effect : The entity name has been amended . •• • The registered agent has been changed . (attach Certificate of Acceptance from new registered agent) • The purpose of the entity has been amended . · · The authorized have been amended. ,_ i The directors, managers or general partners have been amended . , ...: IRS tax language has been added . • Articles have been added . : . Articles have been deleted . ' Other . The articles have been amended as follows : (provide article numbers, if available) The Fourth Article has been amended as follows: the aggregate number of (attach additional page(s) if necessary) $. . lnfonnation . Being . hanged: (Domestic orporations only) XR ft. :President and Chairman . Sl_gnature: Required) Signature of Officer or Authorized Signer Title X Q l i CC? e ra! . S C. . e ary c 1 _ n CF O SignatureofOcer or Authorized Signer Title 4 lf - any propo,ed - emendment would - elter or change - anypNfefoence - or - eny or other right gi¥en - to any class or series of outstanding shares , then the amendment must be approved by the vote, in addition t the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . Please Include any required or optional Information In spac, below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2of2 Reviaed : 9'1/2023

I 10 : 04 : 33 a . m . 0 1 - 1 8 - 2 0 2 4 I 6 I 17 0 2213 44 73 (9 01/1 8 /2024 10:05 AM 1 7 022 134473 - ) 17756845724 pg 6 of 6 S. Fourth Article Amendment (continued) Shares, the Corporation shall have the authority to issue shall be N I NE HUNDRED AND FIFTY MILLION · (950 ; 000 ; 000) shares uf common stock, par value $0 : 001l)er · share - having equalTights, votinglffiviteges and preferences .